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                                                            EXHIBIT 10.16


                                      AGREEMENT


     This Agreement is made and entered into on the date last below written by and between CITATION COMPUTER SYSTEMS, INC., a Missouri corporation (the "COMPANY"), the principal business address of which is 424 South Woods Mill Road, Suite 200, Chesterfield, Missouri 63017, and FRANK L. POGGIO ("POGGIO"), whose principal residence address is 14598 Big Timber Lane, Chesterfield, Missouri 63017.

     WHEREAS, Poggio is and has been for a number of years an employee of the Company; and

     WHEREAS, the terms and conditions of Poggio's current employment by the Company are defined in an Employment Agreement dated December 11, 1992 between the Company and Poggio, as amended (the "EMPLOYMENT AGREEMENT") and in a Non-Competition/Non-Solicitation Agreement also dated December 11, 1992 (the "NON-COMPETITION/NON-SOLICITATION AGREEMENT"); and

     WHEREAS, Poggio is also a shareholder of the Company, an officer of the Company, and a member of its Board of Directors; and

     WHEREAS, the Company and Poggio have reached an understanding concerning the voluntary termination of Poggio's employment with the Company, and desire to memorialize their understanding in this writing;

     NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and promises set forth herein, the adequacy of which is acknowledged by each of the parties, it is hereby agreed as follows.

                                    1.  RESIGNATION

     Poggio hereby voluntarily resigns as an employee of the Company,
effective as of July 15, 1996 (the "RESIGNATION DATE").    This Agreement
shall be effective as of the eighth day following the date on which it is executed by Poggio (the "EFFECTIVE DATE").

                            2.  SUPERSEDES PRIOR AGREEMENTS

     This Agreement shall supersede in all respects the Employment Agreement and Non-Competition/Non-Solicitation Agreement, both of which shall be deemed to have terminated and shall be of no further force and effect from and after the Effective Date. From and after

Agreement                                                               Page 1


      the Effective Date, all of the rights and obligations of the Company and Poggio arising out of their employment relationship and the subject matter hereof shall be governed solely by this Agreement.

                      3.   REGULAR COMPENSATION; FRINGE BENEFITS

     It is understood that Poggio's compensation and fringe benfits ceased as of the Resignation Date and that no further compensation or fringe benefits are due to Poggio.

                                 4.  BUSINESS EXPENSES

     Poggio shall be reimbursed for all business expenses incurred through the Resignation Date. All expense reports must be turned in within 30 days after the Effective Date in order to be eligible for reimbursement.

                  5.  RECONCILIATION OF AMOUNTS DUE; COMPANY PROPERTY

     The Company and Poggio shall reconcile all other amounts due from one to the other as of the Effective Date. To the extent that the net of the reconciliation favors Poggio, the net amount due to Poggio shall be paid to Poggio within 10 days after the Effective Date. To the extent that the net of the reconciliation favors the Company, the net amount due to the Company shall be subtracted from the consulting payments otherwise due to Poggio.

     Poggio shall, on or promptly after the Effective Date, return any and all property of the Company of any kind or nature that is in his possession or control.

                                6.  CONSULTING SERVICES

     Poggio shall provide consulting services to the Company for a period of 12 months following the Effective Date. During that time, Poggio shall make himself available at mutually agreed upon times to provide advice and consultation to the Company with respect to any and all operations of the Company, relationships with vendors and customers, software and business acquisitions, and general strategic planning.

     The Company shall pay to Poggio $6,250.00 per month as compensation for providing consulting services. If Poggio should die or become unable to render the consulting services contemplated hereunder, no further monthly payments will be due. Monthly amounts due for consulting shall be payable in advance on the Effective Date and on the same date of each month thereafter during the term of this Agreement until 12 such payments have been made.

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                                7.  BOARD OF DIRECTORS

     Poggio's membership on the Board of Directors of the Company shall be unaffected by this Agreement.

                              8.  CONFIDENTIAL INFORMATION

     Poggio shall not, except as authorized by the Company, during or at any time after the Effective Date, directly or indirectly, use for himself or others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any secret or confidential information, knowledge, or data of the Company (whether or not written and whether or not labeled as confidential, secret, or otherwise) or that of third parties obtained by Poggio during the period of his employment with the Company.

     As used herein, secret or confidential information, knowledge, or data shall NOT include information: (i) that is generally available in the industry at the time of its disclosure to Poggio or that subsequently becomes generally available in the industry, unless it becomes so available as a result of a breach of this Agreement; (ii) that becomes available from a person other than Poggio, which person is not otherwise bound by a confidentiality agreement with the Company; or (iii) that it can be clearly proven was already known by the receiving party PRIOR TO its disclosure to the receiving party.

                        9.  NON-SOLICITATION; NON-DISPARAGEMENT

     For a period of 12 months after the Effective Date, Poggio shall not participate, directly or indirectly, in or be materially involved in any manner in the hiring or any attempt to hire as an employee, officer, director, consultant, or advisor any person who is at the time of such hiring or attempted hiring an employee of Company.

     Poggio agrees that he will not, at any time after the date hereof, make any statement or take or omit to take any action, the effect of which is to criticize or otherwise disparage in any way the Company or its management.

                                  10.  MUTUAL RELEASES

     Poggio, in consideration of the payments and other benefits provided by this Agreement and other consideration herein, and with the intent of binding both himself, his heirs, personal representatives, administrators, successors, and assigns, hereby releases and forever discharges the Company and all their present, former, and future officers, directors, employees, agents, attorneys, divisions, subsidiaries, successors, related companies, the

Agreement                                                               Page 3

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shareholders, partners, and members of all of them, personal representatives, and assigns, from any and all claims, charges, rights of action, judgments, jury verdicts, or lawsuits arising on or before the Effective Date, including but not limited to: (l) any and all claims relating to alleged discrimination, including but not limited to, any and all actions arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Missouri Civil Rights Act, Mo. Rev. Stat. Section 213.010 et seq., and the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.; (2) any and all actions for breach of contract, violation of public policy, promissory estoppel, fraud, negligence, wrongful or retaliatory discharge, defamation, intentional infliction of emotional distress, and/or other personal or business injury; (3) any and all rights to or claims for compensation (including, but not limited to, salary, severance or vacation pay, bonuses, incentives, pension, insurance, or any other employment or fringe benefits or compensation of any kind whatsoever) except as provided for in this Agreement, rights to or claims for liquidated damages, rights to or claims for reinstatement, rights to or claims for contract, compensatory, exemplary or punitive damages, rights to or claims for injunctive relief, rights to or claims for front pay, rights to or claims for expenses, costs, or attorneys' fees; and (4) any and all claims for losses or damages of whatsoever kind or nature which he now has or has ever had, both known or unknown, or which his heirs, personal representatives, administrators, successors, and assigns hereinafter can, shall, or may have, both known or unknown, against the Company and/or all its present, former and future officers, directors, employees, agents, attorneys, divisions, subsidiaries, successors, related companies, administrators, personal representatives, and assigns. Poggio hereby expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Poggio to exist.

     Notwithstanding the provisions of the immediately preceding paragraph, Poggio does not release such rights as he may have to indemnification as a former officer and/or director of the Company, whether such rights arise under the Company's By-laws, contract, an insurance policy, or otherwise. Additionally, the Company shall, IF Poggio is not covered by director AND officer insurance written on an occurrence basis for the time period ending on the Effective Date, continue to provide director and officer insurance coverage to Poggio, but only to the extent (if any) that current officers and directors are covered, for a period of five years following the Effective Date, so long as such coverage is available.

     The Company, on behalf of itself, its subsidiaries and affiliates and anyone claiming by, through, or under any of them, in consideration of the agreements and promises by Poggio in this Agreement and other consideration herein, and with the intent of binding itself, its successors and assigns, hereby releases and forever discharges Poggio and all of his heirs, personal representatives, administrators, successors, and assigns from any and all claims, charges, rights of action, judgments, jury verdicts, or lawsuits arising on or before

Agreement                                                               Page 4
the Effective Date, including without limitation: (1) any and all actions for breach of contract, violation of public policy, promissory estoppel, fraud, negligence, defamation, and other business injury, including rights to or claims for liquidated damages, claims for contract, compensatory, exemplary, or punitive damages, rights to or claims for injunctive relief, rights to or claims for expenses, costs, or attorneys' fees; and (2) any and all claims for losses or damages of whatsoever kind or nature which the Company now has or has ever had, both known or unknown, for which its successors or assigns hereafter can, shall, or may have, both known or unknown, against Poggio and/or any of his administrators, personal representatives, successors, or assigns.

     It is expressly understood and agreed that the acceptance by the parties of the terms and conditions of this Agreement shall not be deemed to be an admission of liability on the part of any party hereto.

                                  11.  AGE CLAIM WAIVER      Poggio
understands that there is included within the release given by him in the immediately preceding section a release and waiver of all rights and claims Poggio may have under the Age Discrimination in Employment Act, 29 U.S.C.
Section 621 et seq. (the "ADEA"). In order to comply with the Act, the Company hereby advises Poggio as follows:

          (a) Poggio has the right to consult with an attorney prior to executing this Agreement.

          (b) The waiver and release of rights and claims under the ADEA pertains only to rights and claims arising on or before the Effective Date of this Agreement, but not to rights and claims under the ADEA that arise after the Effective Date of this Agreement.

          (c) It is understood that the consulting arrangements between Poggio and the Company that are made pursuant to this Agreement are not required under the Employment Agreement in the event of Poggio's voluntary resignation, that the non-solicitation provisions of this Agreement are similar to what would be applicable under the Non-Competition/ Non-Solicitation Agreement in the event of Poggio's voluntary resignation, and that CITATION has not exercised what would otherwise be its right to include provisions limiting Poggio's ability to compete in the healthcare information systems business after the Effective Date. All of the foregoing represents a compromise between the Company and Poggio with respect to the relative positions of the Company and Poggio following his voluntary resignation. Also, the Company has agreed, without objection, to increase the number of its common shares owned

Agreement                                                               Page 5

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     by Poggio that will be included in its intended upcoming offering to the public, it being understood that the Company does NOT obligate itself to complete such public offering if market or other conditions do not justify same in the sole discretion of the Company.

          (d) Notwithstanding any other provisions hereof, this Agreement shall not become effective until 7 days have passed following the date on which it is executed by Poggio. During said 7-day period, Poggio may revoke this Agreement by notice in writing to the Company, in which case this Agreement shall be null and void and unenforceable by either party.

          (e) Poggio shall have a period of 21 days after the date on which this Agreement is delivered to him to consider whether or not to execute it. Assuming the factual circumstances on which this Agreement is based are materially correct and absent substantially changed circumstances, the Company intends to execute the Agreement in the form delivered, or with modifications acceptable to it and Poggio, upon request from Poggio at any time within the said 21-day period.

                                 12.  GENERAL PROVISIONS

     TERMS OF THIS AGREEMENT. No party shall, without written authorization from the other, disclose to any third party the terms and conditions of this Agreement except as may be necessary to establish or assert rights hereunder or as may be required by law or applicable regulation; provided, however, that any party may, on a confidential basis, disclose this Agreement to that party's accountants, attorneys, and financial advisors.

     CERTAIN DEFINED TERMS. All initially capitalized terms used herein without definition shall have the meanings assigned to them in the Employment Agreement.

     ENTIRE AGREEMENT, AMENDMENTS. The provisions hereof (including any Schedules or Exhibits hereto) constitute the entire and only Agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

     BINDING EFFECT; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal

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representatives, successors, and permitted assigns.  Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.

     ASSIGNMENT. Neither party shall sell, transfer, assign, or subcontract any right or obligation hereunder except as expressly provided herein without the prior written consent of each other party. Any act in derogation of the foregoing shall be null and void.

     GOVERNING LAW. The validity, construction, and performance of this Agreement shall be governed by and in accordance with the internal laws of the State of Missouri.

     CERTAIN EXPENSES. Each of the parties shall bear its or his own expenses, including attorneys' fees, in connection with the negotiation and preparation of this Agreement and the taking of the other actions contemplated herein; provided, however, that costs incurred in connection with the commencement of a proceeding pursuant to the paragraph below entitled "Binding Arbitration, Enforcement, Costs and Expenses" will be governed in accordance with the provisions of that paragraph.

     WAIVERS. No waiver by any party hereto of any condition or provision of this Agreement to be performed by another party shall be valid unless in writing, and no such valid waiver shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     NOTICE. All notices provided for in this Agreement shall be in writing and shall be given either (i) by actual delivery of the notice to the party entitled thereto or (ii) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) two days after the date of its deposit with the United States Postal Service.

     SEVERABILITY. The terms and conditions of this Agreement are severable, and if any provision hereof is found to be in violation or contravention of law, such provision shall, to the extent so found, be deemed not to be a part of this Agreement, and the remainder of this Agreement shall remain in full force and effect.

     BINDING ARBITRATION, ENFORCEMENT, COSTS, AND EXPENSES. Except as otherwise provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the

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American Arbitration Association in the metropolitan St. Louis area, and the parties hereby agree to be bound by the results thereof. Each party shall promptly choose one arbitrator and a third arbitrator shall be chosen by the two arbitrators so chosen by the parties. A judgment upon any award rendered by a majority opinion of the arbitrators so chosen may be entered in any court having jurisdiction thereof.

     Notwithstanding the foregoing, Poggio specifically agrees that the Company shall be entitled to obtain specific performance and may sue in any court of competent jurisdiction to enjoin any breach, threatened or actual, of the covenants and promises contained in those Sections of this Agreement entitled "Confidential Information," and "Non-Solicitation; Non-Disparagement;" and that, in connection with any such litigation, the Company may also sue to obtain damages for default under or breach of the provisions of any of said Sections without first initiating arbitration pursuant to this Section.

     If either party shall commence a proceeding (whether in arbitration or in court) against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be. The foregoing costs and expenses shall include reasonable attorneys' fees.

     HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of this 15th day of July, 1996.

     THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

     COMPANY:            CITATION COMPUTER SYSTEMS, INC.

                              By /s/
                                  Title: CEO


     POGGIO:                    /s/ Frank L. Poggio
                          -------------------------------
                                    Frank L. Poggio









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